Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES
QUARTERLY DIVIDEND INCREASE TO $0.38 PER SHARE AND
SECOND QUARTER 2012 FINANCIAL RESULTS

EVANSTON, Ill., August 2, 2012 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”) today announced its financial results for the second quarter of 2012 ended June 30, 2012. Fidus provides customized debt and equity financing solutions primarily to lower middle market companies based in the United States.

Second Quarter 2012 Financial Highlights

•	Net asset value of $141.6 million, or $15.02 per share, at June 30, 2012

•	Weighted average yield on debt investments as of June 30, 2012 was 15.5%

•	Total investment income of $7.6 million

•	Net investment income of $3.4 million, or $0.36 per share

•	Net increase in net assets resulting from operations of $4.2 million, or $0.45 per share

•	Originated $16.4 million of investments

•	Paid quarterly distribution of $0.36 per share on June 27, 2012

Management Commentary

“Market activity grew more robust as the second quarter progressed,” said Edward Ross, Chief Executive Officer of Fidus Investment Corporation. “We invested in two new portfolio companies late in June and another soon after the quarter end that are expected to have a positive financial impact on third quarter earnings. Reflecting this outlook, the Board of Directors has increased the quarterly distribution to $0.38 per share for the third quarter, up $0.02 per share from the second quarter distribution. We believe we are well positioned to continue covering our dividend from earnings on a long term basis.”

“Demand for custom-tailored debt and equity financing solutions in the lower middle market remains strong, giving us ample investment opportunities to evaluate,” continued Mr. Ross. “We remain highly selective, primarily focused on companies that operate in industries that we know well, that generate excess free cash flow for debt service, and have positive outlooks. Our aim is to continue building a portfolio of stable companies that we believe will perform well over the long term.”

Second Quarter 2012 Financial Results

In June 2011, Fidus closed its initial public offering (the “Offering”) and associated formation transactions. The comparable period for the second quarter of 2011 consisted of only 10 days of operations as a publicly traded company, from June 20, 2011 to June 30, 2011, and is therefore not fully comparable to the second quarter of 2012 ended June 30, 2012.

Total investment income was $7.6 million in the three months ended June 30, 2012, an increase of $2.3 million, or 43.4%, over the $5.3 million of total investment income for the three months ended June 30, 2011. This increase was primarily attributable to higher average levels of outstanding debt investments in the three months ended June 30, 2012 compared to the prior year period.

Total expenses were $4.3 million, an increase of $2.1 million or 98.5%, over the $2.2 million of total expenses for the three months ended June 30, 2011. The increase in total expenses was attributable to an increase in all expense categories, including $1.0 million incentive fee under the new Investment Advisory and Administration Agreements, higher interest expense due to higher average outstanding balances of SBA debentures during the most recent quarter and higher costs associated with being a publicly-traded company.

Net investment income for the three months ended June 30, 2012 was $3.4 million, or $0.36 per share, compared to $3.2 million, or $0.33 per share, for the corresponding period in 2011.

Total realized loss for the three months ended June 30, 2012 and the corresponding period in 2011 was zero. Net unrealized appreciation of $0.8 million in the second quarter ended June 30, 2012, was comprised of $1.4 million of net unrealized appreciation on equity investments, partially offset by $0.6 million of net unrealized depreciation on debt investments. During the three months ended June 30, 2011, Fidus recorded net unrealized appreciation of $1.4 million. This consisted of $2.1 million of net unrealized appreciation on equity investments, partially offset by $0.6 million of net unrealized depreciation on debt investments.

As a result of the events described above, net increase in net assets resulting from operations was $4.2 million in the three months ended June 30, 2012, or $0.45 per share, compared with a net increase in net assets of $4.6 million, or $0.49 per share, in the second quarter of 2011.

Portfolio and Investment Activities

As of June 30, 2012, we had debt and equity investments in 27 portfolio companies with a total fair value of $234.1 million, or approximately 106% of cost basis. During the three months ended June 30, 2012, Fidus made investments of $16.4 million in two new and three existing portfolio companies and received a partial loan repayment totaling $1.6 million. As of June 30, 2012, the weighted average yield on debt investments was 15.5%.

Second quarter 2012 investment activity included the following new portfolio company investments:

•	Lightning Diversion Systems, LLC – Fidus invested $9.0 million of senior debt and equity in Lightning Diversion Systems, a leading provider of aerospace related lightning protection devices.

•	Convergent Resources, Inc. – Fidus invested $5.5 million of subordinated debt in Convergent Resources, a leading provider of revenue cycle management, commercial collection and customer care outsourcing services to a variety of end markets, including the telecommunications, utility and healthcare industries.

Investment activity subsequent to quarter end included the following new portfolio company:

•	On July 10, 2012, the Company purchased $7.5 million of subordinated notes and warrants in S.B. Restaurant Co., doing business as Elephant Bar Restaurants, a California-based owner and operator of full service, casual dining restaurants.

Liquidity and Capital Resources

At June 30, 2012, the Company had $27.6 million in cash and cash equivalents, including remaining proceeds from the Offering, and $121.3 million in SBA debentures outstanding. The SBA debentures have an annual weighted average interest rate of 4.8% as of June 30, 2012. As of June 30, 2012, SBA commitments totaling $150.0 million have been received, of which $28.8 million were unfunded.

The Company is pleased to announce that on July 30, 2012, it received a “Green Light” letter from the SBA, inviting Fidus to proceed with an application for a second small business investment company license. If approved, the additional license will provide the Company with an incremental source of attractive long-term debt capital. Fidus has received no assurance or indication from the SBA that it will receive a second license, or of the timeframe in which it would receive a license, should one ultimately be granted.

Increased Third Quarter 2012 Dividend to $0.38 Per Share

The Company announced today that its Board of Directors has increased the Company’s quarterly dividend to $0.38 per share for third quarter 2012, representing an increase of 18.8% over the third quarter of 2011. The Company’s dividend will be payable on September 25, 2012 to stockholders of record as of September 11, 2012.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2012 taxable income, as well as the tax attributes for 2012 dividends, will be made after the close of the 2012 tax year. The final tax attributes for 2012 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Second Quarter 2012 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am EDT on Friday, August 3, 2012. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 12371875.

A live webcast of the conference call will be available at http://investor.fdus.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm EDT on August 3, 2012 until 11:59pm EDT on September 3, 2012 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 12371875. An archived replay of the conference call will also be available in the investor relations section of the company’s website.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarterly period ended June 30, 2012 to be filed with the Securities and Exchange Commission (www.sec.gov) on August 2, 2012.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle market companies, which management generally defines as U.S. based companies with revenues between $10.0 million and $150.0 million. Fidus’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus intends to elect to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the US Small Business Administration as a small business investment company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Fidus’s control, and that Fidus may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Fidus’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such statement now or in the future.

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Assets and Liabilities

	June 30, 2012
	(unaudited)	December 31, 2011

ASSETS
Investments, at fair value
Control investments (cost: $20,420,177 and $19,916,617, respectively)	$29,844,891	$28,598,962
Affiliate investments (cost: $51,531,946 and $49,913,338, respectively)	50,132,504	50,058,243
Non-control/non-affiliate investments (cost: $149,151,373 and $122,709,976,
respectively)	154,077,960	126,088,167

Total investments, at fair value (cost: $221,103,496 and $192,539,931, respectively)	234,055,355	204,745,372
Cash and cash equivalents	27,630,427	39,058,516
Interest receivable	2,057,290	1,686,851
Deferred financing costs (net of accumulated amortization of $1,346,073 and
$1,134,767, respectively)	3,094,240	2,687,233
Prepaid expenses and other assets	667,818	465,171

Total assets	267,505,130	248,643,143

LIABILITIES
SBA debentures	121,250,000	104,000,000
Accrued interest payable	1,918,767	1,718,989
Due to affiliates	2,441,474	2,162,160
Accounts payable and other liabilities	293,671	279,849

Total liabilities	125,903,912	108,160,998

Net Assets	$141,601,218	$140,482,145

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 9,427,021
shares issued and outstanding)	$9,427	$9,427
Additional paid-in capital	138,648,226	138,648,226
Undistributed net investment income	794,702	422,049
Accumulated net realized loss on investments	(481,937)	(481,937)
Accumulated net unrealized appreciation on investments	2,630,800	1,884,380

Total net assets	$141,601,218	$140,482,145

Net asset value per share	$15.02	$14.90

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Investment Income:
Interest and fee income
Control investments	$729,586	$853,890	$1,449,614	$1,673,388
Affiliate investments	1,779,768	1,057,828	3,561,344	1,924,688
Non-control/non-affiliate investments	4,903,174	3,271,050	9,819,658	6,246,134

Total interest and fee income	7,412,528	5,182,768	14,830,616	9,844,210
Dividend income
Control investments	—	120,300	—	236,376
Affiliate investments	30,454	—	60,858	—
Non-control/non-affiliate investments	151,426	—	271,928	—

Total dividend income	181,880	120,300	332,786	236,376
Interest on idle funds and other income	34,130	16,219	61,617	32,464

Total investment income	7,628,538	5,319,287	15,225,019	10,113,050

Expenses:
Interest expense	1,569,250	1,394,767	3,011,864	2,719,052
Base management fee	1,005,306	999,190	1,944,714	2,035,403
Less: management fee offset	—	(430,208)	—	(430,208)
Incentive fee	1,045,933	—	1,923,416	—
Administrative service expenses	223,766	22,173	453,142	22,173
Professional fees	156,121	90,677	413,152	170,350
Other general and administrative expenses	285,454	82,759	501,817	106,121

Total expenses	4,285,830	2,159,358	8,248,105	4,622,891

Net investment income before income taxes	3,342,708	3,159,929	6,976,914	5,490,159
Income tax expense (benefit)	(8,275)	—	5,346	—

Net investment income	3,350,983	3,159,929	6,971,568	5,490,159

Net realized and unrealized gains (losses) on investments:
Realized loss on non-control/non-affiliate investments	—	—	—	(7,935,430))
Net change in unrealized appreciation on investments	848,374	1,437,313	746,420	10,385,661)

Net gain on investments	848,374	1,437,313	746,420	2,450,231

Net increase in net assets from operations	$4,199,357	$4,597,242	$7,717,988	$7,940,390

Per common share data: (1)
Net investment income per share-basic and diluted	$0.36	$0.33	$0.74	$0.58

Net increase in net assets resulting from operations
per share-basic and diluted	$0.45	$0.49	$0.82	$0.84

Dividends paid per share	$0.36	n/a	$0.70	n/a

Weighted average number of shares outstanding-
basic and diluted	9,427,021	9,427,021	9,427,021	9,427,021

(1)	The weighted average shares outstanding for the three and six months ended June 30, 2011, are based on the assumption that the number of shares issued in the Formation Transactions and Offering (including the over-allotment) in June and July 2011 (9,427,021 shares of common stock) had been issued on January 1, 2011.

Company Contact:	Investor Relations Contact:
Edward H. Ross Chief Executive Officer Fidus Investment Corporation (847) 859-3940	Stephanie Prince/Jody Burfening LHA (212) 838-3777 sprince@lhai.com